[Letterhead of Shatswell, MacLeod & Company, P.C.]


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


      We consent to the incorporation by reference in the registration statement (No. 333-67103) on Form S-8 of RFS Bancorp, Inc. of our report dated October 22, 1998, relating to the consolidated balance sheets of Revere Federal Savings and Loan Association and Subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the three-year period ended September 30, 1998, which report is included in the September 30, 1998 Form 10-KSB of RFS Bancorp, Inc.

                                  /s/ Shatswell, MacLeod & Company, P.C.
                                  SHATSWELL, MACLEOD & COMPANY, P.C.

West Peabody, Massachusetts
December 28, 1998